EXHIBIT (d)(2)(D)

Children's Insurance Rider

The Union  Central  Life  Insurance  Company

Cincinnati, Ohio

CHILDREN'S INSURANCE  RIDER

PERSONS INSURED.  This  rider  insures  each  child  of  the  insured  if  the  child  is:

(1)   named in  the  application for this  rider;  or

(2)   born after  the  date  of  the  application; or

(3)   adopted by  the  insured  after  the  date  of  the  application and before  the  child's  18th  birthday.

This rider  does  not  insure  any  child  less  than  15  days  old  nor  after  the  child's  25th  birthday.

PAYMENT OF  INSURANCE.  We  will  pay  the  benefit  amount  under  this  rider  as  soon  as  we  receive  satisfactory proof that an  insured  child  died  while  this  rider  is  in  force. Unless otherwise  provided,  the  benefit  will  be  paid  to:

(1)   the insured, if  living;  otherwise

(2)   the insured's spouse, if  any;  otherwise

(3)   the estate  of  the  deceased.

DEATH OF INSURED. If the insured dies  (except by suicide within two years of the effective date of this rider), existing  insurance on each  insured child will  be  continued at no  cost  until  the  child's 25th birthday.  Conversion will be allowed as  provided  by  this  rider. If the insured  commits  suicide  during  the  first  two  years  of  the  policy,  there  is  a  31  day period for  conversion  for  each  insured  child.

CONVERSION PRIVILEGE.  You  may  convert  the  insurance on each  insured child, without evidence  of  insurability, no later  than  31  days  after  the  insured  child's  25th  birthday. The face  amount  of  the  new  policy  must  be  at  least  $25,000. You must  give us  written  notice. Before  the  insured child's 25th birthday, the face amount of the  new policy may  not exceed the  benefit  amount of the  rider on the  date  of  conversion. On or  after  the  insured child's 25th birthday, the face amount of  the  new  policy  may  not  exceed  five  times  the  benefit  amount  of  the  rider  on  the  date  of  conversion.

The new  policy  may  be  any  permanent plan issued by  us  on  the  date  of  conversion. The date of  conversion will be  the monthly date following  written  notice  to  us. The  policy  date  of  the  new  policy  will  be  the  date  of  conversion. Insurance under this  rider  on  that  insured child will  terminate  on  the  date  of  conversion. The incontestability and suicide  provisions of the  new  policy  shall  be  measured from the  effective  date  of  this  rider  up  to  the  benefit  amount  of  this  rider on the  date of conversion. For any  additional face amount,  the  incontestability and suicide  provisions  will  run  from  the  effective  date of the  new  policy.

INCONTESTABILITY. We  will  not  contest  this  rider  with  respect  to  each  insured  child  after  the  benefit  amount  on  that child has  been  in  force  during  that  child's  life  for  two  years. Our  total  liability  will  be  to  return  the  monthly  rider  charges paid while  the  insurance on that  child's  life  was  in  force. We  will  not  contest  any  increased benefit amount  later  than  two years after its effective  date. Our total liability for that increase will be to  return the monthly rider charges for that increase paid while  the  increase was in  force  for  that  child. If this rider is reinstated, the incontestable period will  start over again beginning on the  reinstatement date, but only  for  statements made in the  application for reinstatement. No statement will be  used  in  defense  of  a  claim under this rider  unless  they  are  material misrepresentations contained in a written application. A  copy  of  such  statement must  be  made  a  part  of  the  policy  to  which  this  rider is attached. If this rider is reinstated, the incontestable period will start over again beginning on the reinstatement date, but only for statements made in  the  application for reinstatement.

SUICIDE.  If  any  insured  child  under  this  rider  commits  suicide  within  two  years  after  the  date  that  child’s  insurance starts, our  total  liability  will  be  to  return  the  monthly  rider  charges  paid  while  the  insurance  on  that  child  was  in  force. If any insured  child  under  this  rider  commits  suicide  within  two  years  after  the  effective  date  for  an  increase  in  the  benefit amount, our  total  liability  for that increase  will  be  to  return  the  monthly  rider  charges  paid  while  the  increase  was  in  force for that  child. If a  rider  is  reinstated  for  any  insured  child  under  this  rider,  the  suicide  period  will  not  start  over  for  that child but  will  be  measured  from  the  original  issue  date  for this rider.

TERMINATION.   This  rider  will  terminate:

(1)  when  the  policy  terminates  for any reason  other  than  the  death  of  the  insured;  or

(2)  on  the  first  monthly  date  after  you  give  us  written  notice;  or

(3)  on  the  expiry  date  shown  on  the  policy  schedule.

REINSTATEMENT. You  may  put  this  rider  back in force  by  written  notice  to  us  if:

(1)   the policy  is  in  force;

(2)   you  provide  us  with  evidence  of  insurability  on  each  insured  child  within  five  years  after  the  rider  terminated; and

(3)   enough premium  is  paid  to  keep this rider  in  force  for three months.

All statements  made  in  the  application  for  reinstatement  are  representations  and  not  warranties. No such  statements  will be used  in defense of  a claim under this rider unless they are material misrepresentations contained in a written application. A copy  of  such  statement  must  be  made  a  part  of  the  policy  to  which  this  rider  is  attached.

CONTRACT. This  rider  is  made  a  part  of  the  policy  and  is  based  on  the  application  and  any  supplemental  applications for this rider.

MONTHLY COST  OF  BENEFIT. We  will  deduct  the  monthly  cost  of  this  rider  until  it  terminates,  except  as  stated  in the Death  of  Insured  provision.

RIDER SPECIFICATIONS. The  effective  date,  benefit  amount,  and  monthly  cost  for  this  rider  are  shown  on  the  policy schedule.

THE UNION  CENTRAL  LIFE  INSURANCE  COMPANY

Secretary	President